Exhibit 99.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement (this “Amendment”) is made effective as of September 23, 2008 (the “Effective Date”) by and between Travelzoo Inc. (the “Company”) and Max Rayner (“Employee”) with reference to the following facts:

A.    The Company and Employee are parties to an Employment Agreement dated November 5, 2007 (the “Employment Agreement”).

B.        Employee acknowledges that this amendment serves in lieu of a notification of the discontinuation of the North America Executive Bonus Plan from January 1, 2007, as amended, and accepts the Company’s proposal to substitute the North America Executive Bonus Plan with an individual Performance Bonus Plan for Employee.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties agree as follows:

1.         The entire Section 3(b) of the Employment Agreement is hereby deleted and the following is substituted in its place:

“(b)     Performance Bonus. Employee will be eligible to participate in a quarterly Performance Bonus plan (“Performance Bonus”), under which Employee may receive, in addition to his Base Salary, a bonus in an amount between zero and $60,000 per calendar quarter. Employee must be employed by the Company through the last day of the quarter in order to receive any Performance Bonus attributable to such quarter with the following exceptions: the bonus for such quarter shall be pro rated only if the first or last calendar quarter of the Term is less than a full quarter because: (i) the Agreement expired at the end of the Term; (ii) Employee’s employment is terminated without Cause under Section 2(a) or due to a disability under Section 2(c); or (iii) Employee resigns for Good Reason under Section 2(d) or following a Change of Control under Section 2(e).

The following schedule applies for calculating a bonus.

Criteria	Amount
Worldwide revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of Worldwide consolidated revenue for the quarter.	$20,000
Worldwide operating income target for the quarter met.	$20,000
Worldwide subscriber target for the quarter met.	$20,000
Total max. Performance Bonus per quarter	$60,000

“Significant Customer” means, for any quarter, a customer that, together with its affiliates, accounts for 10% (rounded to the nearest 1%) or more of the Company’s worldwide consolidated revenue for the quarter.

The Company’s Chief Financial Officer will determine if the criteria are met.

Any bonus payment, if applicable, shall be paid to Employee in a lump sum as soon as administratively practicable following the end of the quarter to which it relates but no later than sixty (60) days after the end of the quarter and will be subject to applicable withholding and payroll taxes.

The Company shall notify Employee of any changes to the Performance Bonus in writing.”

2.         The phrase “payable under the Performance Bonus Plan” is deleted from the first sentence in Section 3(c).

This Amendment shall commence on the Effective Date and continue in effect until the expiration or sooner termination of the Employment Agreement. This Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement. Except as expressly set forth herein, all other terms of the Employment Agreement remain in full force and effect.

TRAVELZOO INC.		MAX RAYNER

By:		By:
Date:	September 29, 2008	Date:	September 29, 2008